DARREN BROUGHTON - EXHIBIT 24
Authorization and Designation

The undersigned, a director of Cronos Group Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (the “Company”), does hereby authorize and designate Ryan Morgan, Terry Doucet or Aaron Werner, each with right to substitute and resubstitute, but for only so long as each of them is an employee of the Company, to act as his EDGAR account administrators and manage his EDGAR account and to sign and file on his behalf the application for the required Securities and Exchange Commission (“SEC”) electronic CIK/CCC codes and any and all Forms 3, 4 and 5 and Forms 144 relating to equity securities of the Company with the SEC pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 (“Section 16”) and Rule 144 under the Securities Act of 1933, as amended. This authorization, unless earlier revoked in writing, shall be valid until the undersigned’s reporting obligations under Section 16 and Rule 144 with respect to equity securities of the Company shall cease. All prior such authorizations are hereby revoked.

IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this __29th__ day of _________June________, 2026.

    /s/ Darren C. Broughton
    Darren C. Broughton